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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                              --------------------



                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                                 January 4, 2001
                Date of Report (Date of earliest event reported)

                              --------------------

                              NEOTHERAPEUTICS, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                   000-28782               93-0979187
  (State or other Jurisdiction  (Commission File Number)     (IRS Employer
       of Incorporation)                                  Identification Number)

           157 TECHNOLOGY DRIVE                                   92618
            IRVINE, CALIFORNIA                                  (Zip Code)
 (Address of principal executive offices)

                                 (949) 788-6700
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)





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ITEM 9.  REGULATION FD DISCLOSURE

On January 4, 2001, NeoTherapeutics, Inc. issued a news release, the text of which is set forth below. NeoTherapeutics, Inc. is furnishing the information contained in this Current Report on Form 8-K pursuant to the Securities and Exchange Commission's Regulation FD.

     NEOTHERAPEUTICS' SUBSIDIARY, NEOONCORX, TO ACQUIRE PHASE 2 ANTI-CANCER
                     DRUG EO9 FROM NDDO RESEARCH FOUNDATION

     PHASE 2 TRIAL IN BLADDER CANCER TO BEGIN SHORTLY IN THE UNITED KINGDOM

IRVINE, California, January 4, 2001 - NeoTherapeutics, Inc. (NASDAQ: NEOT, NEOTW) announced today that its newly formed anti-cancer subsidiary, NeoOncoRx, Inc., has signed a letter of intent to acquire anti-cancer compound E09 and 79 analogs from Netherlands based NDDO Research Foundation. EO9 and its analogs originated from research carried out at the University of Amsterdam and supported by the Dutch Cancer Society. Most of the pre-clinical and clinical studies have been performed in collaboration with several EORTC (European Organization for Research and Treatment of Cancer) research groups and clinical centers in Europe. In conjunction with the acquisition of the compounds, NeoOncoRx will receive the patent and worldwide rights for EO9 and its analogs. NeoOncoRx has chosen the name Neoquin(TM) for EO9.

Neoquin(TM) and its analogues make up a family of bioreductive alkylating indolequinones, a novel class of anti-cancer agents. Pre-clinical data has shown Neoquin(TM) to have preferential toxicity against solid tumors, such as colon, melanoma, brain, renal, and non-small cell lung cancers. In animals, Neoquin(TM) has shown additional anti-tumor effects against stomach, ovarian and breast tumors. Neoquin(TM) appears to have no bone marrow toxicity, a common side effect of anti-cancer agents.

"In humans, E09 clinical studies have confirmed the lack of bone marrow suppression, which is the most common problem with most cancer chemotherapy drugs, and have shown some signs of activity", stated Coenraad van Kalken, M.D., Director of the NDDO Research Foundation, "We are pleased to partner with NeoTherapeutics' subsidiary, NeoOncoRx to complete the clinical development of our lead compound. The experience of NeoOncoRx's president, Dr. Luigi Lenaz, and his great success in shepherding anti-cancer drugs through clinical trials and regulatory approvals is unmatched, and we are very confident to place EO9's development in his capable hands."

"Neoquin(TM) holds out great promise for patients suffering from bladder cancer, and we are honored that NDDO has chosen to partner with NeoOncoRx", stated Luigi Lenaz, M.D., president of NeoOncoRx, Inc. "Over 54,000 people in the US and approximately 60,000 people in Western Europe are diagnosed with bladder cancer each year. Through an accelerated clinical trial program we plan to demonstrate the effectiveness of this new treatment, and position ourselves to file for regulatory approvals within the next 2 to 3 years. We also look forward to the further development of the other analogs of Neoquin(TM)."

"Expenditures in excess of $5 million dollars and years of effort have brought Neoquin(TM) to Phase 2 clinical trials", stated Rajesh Shrotriya, M.D., Chairman of the Board of NeoOncoRx. "We are excited to partner with NDDO Research Foundation on such a promising anti-cancer treatment, and look forward to initiating a Phase 2 trial in bladder cancer in the United Kingdom during the first quarter of 2001. This agreement demonstrates our commitment to successfully executing our plans for NeoOncoRx and delivering new treatments to cancer patients and value to our shareholders."

The NDDO Research Foundation and its CRO arm NDDO Oncology, Inc., headquartered in Amsterdam, The Netherlands, are two complementary entities of the New Drug Development Organization (NDDO), with an exclusive focus on new agents for the treatment of cancer. New oncology drugs and treatment concepts are developed in partnership both with public organizations and pharmaceutical and biotechnology companies.

NEOTHERAPEUTICS is a biopharmaceutical company focused on the development of small molecule drugs for the treatment of important diseases. The Company's most advanced drug, Neotrofin (TM) is currently being developed for Alzheimer's disease, Parkinson's disease, spinal cord injury and other neurodegenerative diseases. In animal models of cognitive decline, aging and spinal cord injury, Neotrofin(TM) has been shown to restore neurological function. NEOGENE TECHNOLOGIES, INC. a subsidiary of NeoTherapeutics, is engaged in functional genomics

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research. NEOONCORX, INC., a NeoTherapeutics subsidiary, is focused on the development of anti-cancer drugs. For additional Company information, visit NeoTherapeutic's web site at WWW.NEOTHERAPEUTICS.COM.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         NEOTHERAPEUTICS, INC.


Date:    January 4, 2001                 By:      /s/ Samuel Gulko
                                                  --------------------------
                                         Name:    Samuel Gulko
                                         Title:   Chief Financial Officer